Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-3/A No. 333-231412, Form S-3 No. 333-193899, Form S-8 Nos. 333-251233, 333‑152136, 333‑140182, 333‑183746 and 333‑216098) of Evolution Petroleum Corporation of our report dated September 14, 2021, relating to the consolidated financial statements of Evolution Petroleum Corporation, which report appears in the Form 10-K of Evolution Petroleum Corporation for the year ended June 30, 2021 (and expresses an unqualified opinion), and to the reference to our firm under the heading “Experts” in the Prospectuses, which are part of those Registration Statements.

/s/ Moss Adams LLP

Houston, Texas
September 14, 2021